Exhibit 99.1

             NPS Pharmaceuticals Reports First Quarter 2004 Results


    SALT LAKE CITY, May 6 /PRNewswire-FirstCall/ -- NPS Pharmaceuticals, Inc. (Nasdaq: NPSP) announced today operating and financial results for the first quarter ended March 31, 2004.

                                Product Update


    NPS has made significant advancements in 2004 in its product development efforts, and has reported progress by its licensee, Amgen, Inc., with cinacalcet HCl.


     PREOS(R)
     * In March, NPS made its initial report of data from the Phase 3 TOP (Treatment of Osteoporosis with PTH) study with PREOS, its osteoporosis drug candidate. The study showed a statistically significant reduction of 59% in the relative risk of new or worsened vertebral fractures in women with low bone mineral density. Approximately 81% of study participants did not have a fracture of the spine prior to entering the study, which represents a broad spectrum of women from the general osteoporosis population. Bone mineral density increased significantly in study participants. The most common side effects in the study were elevated serum and urine calcium. The company is preparing to submit a New Drug Application
        (NDA) to the U.S. Food and Drug Administration (FDA).

     * The company has been conducting a study with PREOS in Europe in women with osteoporosis who are taking hormone replacement therapy. This study, called POWER (PTH for Osteoporotic Women on Estrogen Replacement), was scheduled to provide for 24 months of dosing with PREOS in combination with estrogen. Due to new data regarding the risks associated with hormone replacement therapy the POWER study has been shortened to 18 months from the start of dosing. Data from the first year of the POWER study will be included in the NDA for PREOS.

     * Recently NPS has announced the execution of a marketing and license agreement for PREOS with Nycomed Group, a Danish pharmaceutical marketing firm. In exchange for rights to market and sell PREOS in Europe, Nycomed agreed to purchase 1.33 million newly issued common shares of NPS stock for $40 million, and committed to $25 million of milestone payments and a minimum investment of another $25 million in European clinical trial work. Nycomed will pay royalties to NPS on sales of PREOS.

     * NPS also announced the hiring of several experienced pharmaceutical executives to bolster the company's commercial organization. Margaret Crowley has been appointed senior director, marketing, David Pierson is serving as senior director, sales, and Stephen Morris, Ph.D., M.D., was appointed senior director, medical affairs. These appointments further strengthen the company's ability to participate in the commercialization of PREOS and other future NPS products.

     Cinacalcet HCl
     * Cinacalcet HCl, a calcimimetic drug licensed by NPS to Amgen Inc., is now being sold under the brand name Sensipar(TM). Amgen received approval from the FDA to market Sensipar to chronic kidney disease patients on dialysis with secondary hyperparathyroidism (HPT) and to patients with primary HPT resulting from parathyroid carcinoma. Amgen also received approvable letters from the FDA for Sensipar to treat patients with chronic kidney disease without dialysis and all patients with primary HPT. Regulatory approval of Sensipar resulted in a $10 million milestone payment by Amgen to NPS.

     * NPS has also received a $2 million milestone from its Asian licensee, Kirin Brewery, for the start of Phase 3 trials with cinacalcet HCl in dialysis patients in Japan.

    Teduglutide

    NPS has initiated a pivotal Phase 3 study with its proprietary product candidate, teduglutide, in patients with short bowel syndrome (SBS). Teduglutide is a peptide that acts to stimulate the proliferation and growth of cells that line the gastrointestinal tract. Therapeutic benefit in various diseases may be derived from the increased absorptive surface area and enhanced integrity of the intestinal wall that result from this effect. A proof-of-concept study is also underway with teduglutide in patients with Crohn's disease.


                              Legal Proceedings


    Recently the company was served with a legal complaint filed on April 27, 2004 in the Superior Court of Cobb County in the state of Georgia by PharmData Inc., a contract research organization that has provided data compilation and analysis services for NPS. The complaint alleges breach of agreement due to a failure by NPS to make specified monthly payments in exchange for PharmData's reservation of service capacity, or provision of services.

    NPS intends to vigorously contest the legal proceeding brought by PharmData, and is evaluating its legal options while preparing a counter-suit. NPS believes that PharmData procured the agreement on the basis of illegal payments to a former NPS employee. The company has repudiated the contract and will seek release from its contractual obligations to PharmData and relief from PharmData's claims for compensation in yet-to-be-determined amounts and reimbursement of legal costs.

    PharmData has been engaged in the compilation and analysis of data from certain toxicity studies with PREOS(TM), the company's osteoporosis drug candidate. NPS emphasized that the dispute does not involve the handling of data from the pivotal Phase 3 study with PREOS. The company expects to proceed to compile and analyze data from the studies in question for inclusion in the New Drug Application (NDA) for PREOS, to be filed with the U.S. Food and Drug Administration. NPS cautioned however, that the dispute with PharmData could possibly cause some delay in the filing of the NDA depending on how rapidly data entry with a new contract research organization could begin and be completed. The company is making every effort to avoid or minimize any such delay. NPS does not anticipate that the current legal proceedings will have a material adverse impact on its ability to pursue its plan for the regulatory approval of PREOS, or on the company's financial position.

    As the company, its Audit Committee, and outside counsel to the Audit Committee work to complete their investigation of the circumstances involving the repudiated contract and the alleged improper payments to a former NPS employee by PharmData, there is the possibility that the company will not file its quarterly report on Form 10-Q by May 10, 2004 and instead seek an extension until May 17, 2004.


                              Financial Results


    Financial results for the first quarter of 2004 included a net loss of $35.7 million, or $0.96 per share, compared to a net loss in the first quarter of 2003 of $28.1 million, or $0.80 per share.

    Revenues for the first quarter of 2004 were $12.0 million compared to revenues of $138,000 for the same period last year. Substantially all revenues come from license fees, research and development support or milestone payments from licensees and collaborators. The increase in revenues in the first quarter of 2004 is due to a $10.0 million milestone payment received from Amgen, Inc. for approval by the FDA of the NDA for Sensipar(R) in March 2004, and a $2.0 million milestone payment received from Kirin Brewery for the commencement of Phase 3 clinical trials with cinacalcet HCl in Japan.

    Research and development expenses were $40.6 million for the first quarter of 2004 compared to $24.8 million for the first quarter of 2003. The increase in research and development expenses during the first quarter of 2004 as compared to the same period in the prior year is primarily due to a $9.7 million increase in costs associated with the manufacture of clinical and commercial supplies of PREOS and teduglutide, including amounts paid and due to a contract manufacturer for reservation fees in accordance with an agreement for "fill and finish" production of clinical and commercial supplies of PREOS; a $1.9 million increase in the costs of advancing the teduglutide clinical program; and a $2.5 million increase in the costs related to advancing the company's central nervous system programs.

    General and administrative expenses increased to $6.5 million for the first quarter of 2004 from $5.0 million expended in the first quarter in 2003. The increase in general and administrative expenses is primarily due to an $883,000 increase in costs related to marketing activities associated with PREOS and teduglutide, and a $675,000 increase in costs related to administrative personnel, and accounting and information technology costs.

    Other expense, net, was $58,000 for the first quarter of 2004 compared to other income, net, of $1.9 million for the first quarter of 2003. The decrease is primarily the result of interest expense of $1.7 million recorded in the first quarter of 2004 on the company's $192.0 million 3.0 percent convertible notes, which were issued in June 2003. A similar expense was not recorded in the first quarter of 2003.

    As of March 31, 2004, the company had 37.2 million shares outstanding and $262.2 million in cash, cash equivalents, and marketable investment securities as compared to $303.9 million at December 31, 2003. Cash, cash equivalents, and marketable investment securities have decreased as a result of funding current operations, including the company's significant research and development efforts.



                    NPS PHARMACEUTICALS, INC. AND SUBSIDIARIES
                 Condensed Consolidated Statements of Operations
                      (In thousands, except per share data)
                                   (Unaudited)

                                                Three Months Ended March 31,
                                                  2004           2003
     Revenues from research
      and license agreements                     $12,011           $138

     Operating expenses:
      Research and development                    40,598         24,821
      General and administrative                   6,531          4,979
      Amortization of intangibles                    394            343
        Total operating expenses                  47,523         30,143
          Operating loss                         (35,512)       (30,005)

     Other income (expense), net                     (58)         1,915
          Loss before taxes                      (35,570)       (28,090)

     Income tax expense                               81             --

     Net loss                                   $(35,651)      $(28,090)

     Basic and diluted net loss per common
      and common - equivalent share               $(0.96)        $(0.80)

     Weighted average common and
      common-equivalent shares
      outstanding - basic and diluted             37,182         35,132


                      Condensed Consolidated Balance Sheets
                                  (In thousands)
                                   (Unaudited)

                                                March 31,    December 31,
                                                  2004           2003

     Cash, cash equivalents and marketable
      investment securities                     $262,233       $303,874
     Other current assets                         13,948          2,755
     Restricted cash and cash equivalents          5,269             --
     Plant and equipment, net of accumulated
      depreciation and amortization                7,202          5,255
     Other assets, net of accumulated
      amortization                                14,819         15,623
          Total assets                          $303,471       $327,508

     Current liabilities                         $32,141        $22,723
     Convertible notes payable                   192,000        192,000
          Total liabilities                      224,141        214,723

     Common stock and additional paid-in
      capital                                    536,383        533,966
     Deferred compensation                        (3,418)        (3,716)
     Accumulated other comprehensive
      income (loss):
       Net unrealized gain on marketable
        investment securities                      1,132          1,266
       Foreign currency translation                 (886)          (501)
     Accumulated deficit                        (453,881)      (418,230)
       Net stockholders' equity                   79,330        112,785
       Total liabilities and stockholders'
        equity                                  $303,471       $327,508


                                 Information


    The management of NPS will discuss the company's first quarter results and other related matters on a conference call today at 3:00 p.m. MDT (5:00 p.m.
EDT). To participate in the conference call, dial 800-374-0232 and use access code 6842515. International callers may dial 706-634-6338 using the same access code. In addition, live audio of the conference call will be simultaneously broadcast over the Internet and may be accessed under the Investor Relations page, Calendar of Events section of the company's website (www.npsp.com). Please click on the webcast link and follow the prompts for registration and access. If you are unable to participate in the live call, a replay will be available at 800-642-1687 (with access code 9795684) until midnight May 23, 2004. The replay number for international callers is 706-645-9291. The web- cast portion of the call will also be available on the NPS web site for the same period of time.


     Cautionary Statement For The Purpose Of The "Safe Harbor" Provisions

           Of The Private Securities Litigation Reform Act of 1995


    Note: Statements made in this press release, which are not historical in nature, constitute forward-looking statements for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. Such statements include those regarding the likelihood that PREOS will be an appropriate therapy for patients who have osteoporosis; NPS's plans to file an NDA for PREOS by the of 2004; the filing of the NDA for PREOS may be delayed a few weeks to months as a result of the PharmData litigation; and, that the quarterly report on form 10-Q will be filed with the SEC by May 17, 2004. These statements are based on management's current expectations and beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Such risks and uncertainties include: we may not be able to collect, assemble and analyze data from the PREOS trials in a timely manner; the data from the TOP study may not justify filing an NDA for PREOS; we have never filed an NDA and may not be able to do so in a timely manner; we may not be able to secure the services of another contract research organization to provide the services previously being rendered by PharmData; the independent investigator may not complete the investigation timely, resulting in the 10-Q being filed late; Nycomed may not be able to successfully market and sale PREOS in Europe; we do not have and may never develop any products that generate revenues; our product candidates may not prove to be safe or efficacious; the FDA may delay approval or may not approve any of our product candidates; current collaborators or partners may not devote adequate resources to the development and commercialization of our licensed drug candidates which would prevent or delay introduction of drug candidates to the market; we may be unable to generate adequate sales and marketing capabilities to effectively market and sell our products; failure to secure adequate manufacturing and storage sources for our products could result in disruption or cessation of our clinical trials and eventual commercialization of such products; and we may not have or be able to secure sufficient capital to fund development and commercialization of our product candidates. All information in this press release is as of May 6, 2004, and we undertake no duty to update this information. A more complete description of these risks can be found in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10K/A for the year ended December 31, 2003.



SOURCE  NPS Pharmaceuticals, Inc.
    -0-                             05/06/2004
    /CONTACT: David L. Clark, Vice President, Corporate Affairs of NPS Pharmaceuticals, Inc., +1-801-583-4939/
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    /Web site:  http://www.npsp.com /
    (NPSP)

CO:  NPS Pharmaceuticals, Inc.
ST:  Utah
IN:  MTC HEA BIO
SU:  ERN CCA MAV